                                                                   Exhibit 2













                         AGREEMENT AND PLAN OF MERGER

                                 by and among

                                 ONEOK, INC.,

                        OASIS ACQUISITION CORPORATION

                                     and

                          SOUTHWEST GAS CORPORATION

                                 dated as of

                              December 14, 1998

                              TABLE OF CONTENTS

                                   ARTICLE I
                                  THE MERGERS
                                                                            Page

    Section 1.1    The Mergers. . . . . . . . . . . . . . . . . . . . . . . .  1
    Section 1.2    Effective Time of the Mergers. . . . . . . . . . . . . . .  2
    Section 1.3    Closing. . . . . . . . . . . . . . . . . . . . . . . . . .  2
    Section 1.4    Certificate of Incorporation; By-laws. . . . . . . . . . .  2
    Section 1.5    Directors and Officers . . . . . . . . . . . . . . . . . .  3

                                   ARTICLE II
                              CONVERSION OF SHARES

    Section 2.1    Effect of the First Merger . . . . . . . . . . . . . . . .  3
    Section 2.2    Exchange of Certificates . . . . . . . . . . . . . . . . .  4
    Section 2.3    Dissenter's Rights . . . . . . . . . . . . . . . . . . . .  5
    Section 2.4    Company Option Plans . . . . . . . . . . . . . . . . . . .  6
    Section 2.5    Effect of the Second Merger. . . . . . . . . . . . . . . .  6

                                   ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Section 3.1    Organization and Qualification . . . . . . . . . . . . . .  6
    Section 3.2    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  7
    Section 3.3    Capitalization . . . . . . . . . . . . . . . . . . . . . .  7
    Section 3.4    Authority; Non-Contravention; Statutory Approvals;
                   Compliance . . . . . . . . . . . . . . . . . . . . . . . .  8
    Section 3.5    Reports and Financial Statements . . . . . . . . . . . . . 10
    Section 3.6    Absence of Certain Changes or Events; Absence of
                   Undisclosed Liabilities. . . . . . . . . . . . . . . . . . 10
    Section 3.7    Litigation . . . . . . . . . . . . . . . . . . . . . . . . 11
    Section 3.8    Proxy Statement. . . . . . . . . . . . . . . . . . . . . . 11
    Section 3.9    Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . 11
    Section 3.10   Employee Matters; ERISA. . . . . . . . . . . . . . . . . . 14
    Section 3.11   Environmental. . . . . . . . . . . . . . . . . . . . . . . 16
    Section 3.12   Regulation as a Utility. . . . . . . . . . . . . . . . . . 18
    Section 3.13   Vote Required. . . . . . . . . . . . . . . . . . . . . . . 18
    Section 3.14   Opinion of Financial Advisor . . . . . . . . . . . . . . . 18
    Section 3.15   Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . 19
    Section 3.16   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . 19
    Section 3.17   Company Rights Agreement . . . . . . . . . . . . . . . . . 19
    Section 3.18   Year 2000. . . . . . . . . . . . . . . . . . . . . . . . . 19
    Section 3.19   Hedging. . . . . . . . . . . . . . . . . . . . . . . . . . 19

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    Section 3.20   Regulatory Proceedings . . . . . . . . . . . . . . . . . . 19
    Section 3.21   Title to Properties. . . . . . . . . . . . . . . . . . . . 19
    Section 3.22   Condition of Assets. . . . . . . . . . . . . . . . . . . . 20

                                      ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Section 4.1    Organization and Qualification . . . . . . . . . . . . . . 20
    Section 4.2    Authority; Non-Contravention; Statutory Approvals;
                   Compliance . . . . . . . . . . . . . . . . . . . . . . . . 20
    Section 4.3    Information in Proxy Statement . . . . . . . . . . . . . . 21
    Section 4.4    No Prior Activities. . . . . . . . . . . . . . . . . . . . 21
    Section 4.5    Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . 21
    Section 4.6    1935 Act . . . . . . . . . . . . . . . . . . . . . . . . . 22
    Section 4.7    Legal Proceedings. . . . . . . . . . . . . . . . . . . . . 22
    Section 4.8    Consulting, Employment and Assumption Agreements . . . . . 22
    Section 4.9    Tax Opinion. . . . . . . . . . . . . . . . . . . . . . . . 22

                                         ARTICLE V
                        CONDUCT OF BUSINESS PENDING THE MERGERS

    Section 5.1    Conduct of Business of the Company . . . . . . . . . . . . 22
    Section 5.2    No Shopping. . . . . . . . . . . . . . . . . . . . . . . . 26

                                        ARTICLE VI
                                  ADDITIONAL AGREEMENTS

    Section 6.1    Access to Information. . . . . . . . . . . . . . . . . . . 28
    Section 6.2    Proxy Statement. . . . . . . . . . . . . . . . . . . . . . 28
    Section 6.3    Regulatory Approvals and Other Matters . . . . . . . . . . 29
    Section 6.4    Shareholder Approval . . . . . . . . . . . . . . . . . . . 29
    Section 6.5    Directors' and Officers' Indemnification . . . . . . . . . 30
    Section 6.6    Disclosure Schedules . . . . . . . . . . . . . . . . . . . 31
    Section 6.7    Public Announcements . . . . . . . . . . . . . . . . . . . 31
    Section 6.8    Employee Benefit Plans . . . . . . . . . . . . . . . . . . 31
    Section 6.9    Company Stock and Incentive Plans. . . . . . . . . . . . . 33
    Section 6.10   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 33
    Section 6.11   Advisory Board . . . . . . . . . . . . . . . . . . . . . . 34
    Section 6.12   Notification . . . . . . . . . . . . . . . . . . . . . . . 34
    Section 6.13   Las Vegas Office . . . . . . . . . . . . . . . . . . . . . 34
    Section 6.14   Additional Statutory Approvals . . . . . . . . . . . . . . 34
    Section 6.15   Further Assurances . . . . . . . . . . . . . . . . . . . . 34

                                       ARTICLE VII
                                       CONDITIONS

    Section 7.1    Conditions to Each Party's Obligation to Effect the
                   Mergers. . . . . . . . . . . . . . . . . . . . . . . . . . 35
    Section 7.2    Conditions to Obligation of Parent to Effect the Mergers . 35
    Section 7.3    Conditions to Obligation of the Company to Effect the
                   Mergers. . . . . . . . . . . . . . . . . . . . . . . . . . 37


                                       ARTICLE VIII
                          TERMINATION, AMENDMENT AND WAIVER

    Section 8.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . 37
    Section 8.2    Effect of Termination. . . . . . . . . . . . . . . . . . . 39
    Section 8.3    Termination Fee; Expenses. . . . . . . . . . . . . . . . . 39

                                       ARTICLE IX
                                   GENERAL PROVISIONS

    Section 9.1    Non-Survival of Representations, Warranties, Covenants
                   and Agreements. .  . . . . . . . . . . . . . . . . . . . . 39
    Section 9.2    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . 40
    Section 9.3    Certain Definitions. . . . . . . . . . . . . . . . . . . . 42
    Section 9.4    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . 42
    Section 9.5    Interpretation . . . . . . . . . . . . . . . . . . . . . . 42
    Section 9.6    Counterparts; Effect . . . . . . . . . . . . . . . . . . . 42
    Section 9.7    Parties in Interest. . . . . . . . . . . . . . . . . . . . 42
    Section 9.8    Waiver of Jury Trial and Certain Damages . . . . . . . . . 43
    Section 9.9    Enforcement. . . . . . . . . . . . . . . . . . . . . . . . 43
    Section 9.10   Amendment. . . . . . . . . . . . . . . . . . . . . . . . . 43
    Section 9.11   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . 43
    Section 9.12   No Remedy in Certain Circumstances . . . . . . . . . . . . 43
    Section 9.13   Further Assurances . . . . . . . . . . . . . . . . . . . . 44

Annex A   Articles of Incorporation of the Company, as the surviving corporation
-------   in the First Merger

Annex B   By-laws of the Company, as the surviving corporation in the First
-------   Merger

Disclosure Schedules:
--------------------

Company Disclosure Schedule

Parent Disclosure Schedule

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                               GLOSSARY OF TERMS

1935 Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
401(k) Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Business Combination   . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
CGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Closing Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Company Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Company Disclosure Schedule . . . . . . . . . . . . . . . . . . . . . . . . . 31
Company Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . 10
Company Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . .  7
Company Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
Company Option Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Company Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Company Preference Stock  . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Company Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Company Required Consents . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Company Required Statutory Approvals  . . . . . . . . . . . . . . . . . . . .  9
Company Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Company Rights Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Company SEC Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Company Shareholders' Approval  . . . . . . . . . . . . . . . . . . . . . . . 18
control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Disclosure Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
DOJ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Effective Time of the First Merger  . . . . . . . . . . . . . . . . . . . . .  2
Effective Time of the Second Merger . . . . . . . . . . . . . . . . . . . . .  2
Environmental Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Environmental Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
FERC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Final Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
First Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
First Merger Surviving Corporation Common Stock . . . . . . . . . . . . . . .  3

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Foreign Qualifications  . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
FTC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Governmental Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Indemnified Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
Initial Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . . . 37
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
joint venture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Letter Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Merger Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Merger Sub Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Merrill Lynch . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
MIP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
OGCA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Parent Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
Parent Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . 31
Parent Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . 21
Parent Required Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Parent Required Statutory Approvals . . . . . . . . . . . . . . . . . . . . . 21
Paying Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
PCBs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
Power Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Preferred Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Qualified Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Releases . . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
Representatives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Second Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
SERP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Southwest Division  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
Superior Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

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Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Tax Ruling  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Taxes. .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Violation.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Welfare Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15


                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of December 14, 1998, by and among ONEOK, Inc., an Oklahoma corporation ("Parent"), Oasis Acquisition Corporation, a California corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Southwest Gas Corporation, a California corporation (the "Company").

                                   RECITALS

          WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein; and

          WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company, with the Company being the surviving corporation (the "First Merger"), and the merger of the Company, as the surviving corporation in the First Merger, with and into Parent, with Parent being the surviving corporation (the "Second Merger," and together with the First Merger, the "Mergers");

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                  ARTICLE I
                                 THE MERGERS

          Section 1.1 THE MERGERS. Upon the terms and subject to the conditions of this Agreement:

          (a)  At the Effective Time of the First Merger (as defined in
Section 1.2), Merger Sub will be merged with and into the Company in accordance with the laws of the State of California. The Company will be the surviving corporation in the First Merger and will continue its corporate existence under the laws of the State of California. The First Merger will have the effect as provided in the applicable provisions of the California General Corporation Law ("CGCL"). Without limiting the generality of the foregoing, upon the First Merger, all the rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Company, as the surviving corporation in the First Merger, and all obligations, duties, debts and liabilities of the Company and Merger Sub shall be the obligations, duties, debts and liabilities of the Company, as the surviving corporation in the First Merger. Throughout this Agreement, the term the "Company" refers to the Company prior to the First Merger or to the Company as the surviving corporation in the First Merger, as the context requires.

          (b)  At the Effective Time of the Second Merger (as defined in
Section 1.2), the Company, as the surviving corporation in the First Merger, will be merged with and into Parent in accordance with the laws of the States of Oklahoma and California. Parent will be the surviving corporation in the Second Merger (the "Surviving Corporation") and will continue its corporate existence under the laws of the State of Oklahoma. The Second Merger will have the effect as provided in the applicable provisions of the Oklahoma General Corporation Act ("OGCA") and the CGCL. Without limiting the generality of the foregoing, upon the Second Merger, all the rights, privileges, immunities, powers and franchises of the Company and Parent will vest in the Surviving Corporation and all obligations, duties, debts and liabilities of the Company and Parent will be the obligations, duties, debts and liabilities of the Surviving Corporation.

          Section 1.2 EFFECTIVE TIME OF THE MERGERS. On the Closing Date (as defined in Section 1.3), with respect to the First Merger, this Agreement and duly executed officers' certificates will be filed with the Secretary of State of the State of California in accordance with the CGCL with respect to the First Merger. The First Merger will become effective upon filing this Agreement and the officers' certificates (the "Effective Time of the First Merger"). On the Closing Date, with respect to the Second Merger, a certificate of ownership and merger complying with the requirements of the OGCA will be executed and filed with the Secretary of State of the State of Oklahoma and this Agreement and a duly executed certificate of ownership complying with the requirements of the CGCL will be filed with the Secretary of State of the State of California. The Second Merger will become effective upon filing the certificate of ownership and merger and this Agreement and the certificate of ownership (the "Effective Time of the Second Merger"). Throughout this Agreement, "Effective Time" means the Effective Time of the First Merger or the Effective Time of the Second Merger, together or as applicable. The First Merger will occur immediately prior to the Second Merger.

          Section 1.3 Closing. Unless this Agreement has been terminated and the transactions contemplated herein have been abandoned pursuant to
Article VIII hereof, the closing of the Mergers (the "Closing") will take place at 10:00 a.m., Central time, on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII hereof, at the offices of Parent, unless another date or place is agreed to in writing by the parties hereto.

          Section 1.4 Certificate of Incorporation; By-laws. Pursuant to the Mergers, (a) (i) the Articles of Incorporation of the Company, as the surviving corporation in the First Merger, shall read as set forth in Annex A hereto, until thereafter amended as provided by law and such Articles of Incorporation and (ii) the By-laws of the Company, as the surviving corporation in the First Merger, shall read as set forth in Annex B hereto, until thereafter amended as provided by law, the Articles of Incorporation of the Company, as the surviving corporation in the First Merger, and such By-laws and (b) (i) the Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time of the Second Merger, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation and (ii) the By-laws of Parent, as in effect immediately prior to the Effective Time of the Second Merger, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.


          Section 1.5    Directors and Officers.

          (a) The directors and officers of Merger Sub immediately prior to the Effective Time of the First Merger will be the directors and officers of the Company, as the surviving corporation in the First Merger, each to hold office in accordance with the Articles of Incorporation and By-laws of the Company, as the surviving corporation in the First Merger.

          (b) The directors and officers of Parent immediately prior to the Effective Time of the Second Merger will be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation; provided that, after the Effective Time of the Second Merger, the Surviving Corporation will, following the Effective Time of the Second Merger, elect to the Board of Directors of the Surviving Corporation three individuals to be selected by Parent from the Board of Directors of the Company immediately prior to the Effective Time of the First Merger.


                                  ARTICLE II
                             CONVERSION OF SHARES

          Section 2.1 Effect of the First Merger. As of the Effective Time of the First Merger, by virtue of the First Merger and without any action on the part of the holders of any shares of common stock, par value $1.00 per share, of the Company (referred to herein as "Shares" or "Company Common Stock") or of common stock, no par value per share, of Merger Sub ("Merger Sub Common Stock"):

          (a) Each issued and outstanding share of Company Common Stock (other than Dissenting Shares (as defined in Section 2.3) covered by Section 2.3) and each associated stock purchase right (the "Company Rights") issued pursuant to the Rights Agreement, dated as of March 5, 1996, as amended, between the Company and Harris Trust Company, as Rights Agent (the "Company Rights Agreement"), which will be terminated at the Effective Time of the First Merger (references herein to Company Common Stock or Shares will be deemed to include the associated Company Rights), will be converted into the right to receive $28.50 per share in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall be canceled and automatically converted into the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section
2.2. Any payment made pursuant to this Section 2.1(a) shall be made net of applicable withholding taxes to the extent such withholding is required by law.

          (b) Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Company, as the surviving corporation in the First Merger ("First Merger Surviving Corporation Common Stock").


          Section 2.2    Exchange of Certificates.

          (a) Parent's registrar and transfer agent, or such other bank or trust company as may be selected by Parent, will act as paying agent ("Paying Agent") for the holders of Shares in connection with the First Merger, pursuant to an agreement providing for the matters set forth in this Section
2.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to Parent and the Company, to receive the funds to which holders of Shares become entitled pursuant to Section 2.1(a). Following the Effective Time, Parent will deposit in trust with the Paying Agent for the benefit of holders of Company Common Stock the funds necessary to pay the aggregate Merger Consideration as contemplated by Section 2.1(a) with respect to shares of Company Common Stock.

          (b) At the Effective Time of the First Merger, Parent will instruct the Paying Agent to promptly, and in any event not later than three business days following the Effective Time of the First Merger, mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time of the First Merger represented outstanding shares of Company Common Stock (the "Certificates"), whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions (which shall provide that at the election of the surrendering holder Certificates may be surrendered, and payment therefor collected, by hand delivery) for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Company, as the surviving corporation in the First Merger, or the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Company Common Stock held by Parent or Merger Sub, or any subsidiary of Parent or Merger Sub, or Dissenting Shares) shall be deemed at any time after the Effective Time of the First Merger to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

          (c) The Paying Agent shall invest the funds, as directed by Parent, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged

to provide for the payment of principal and interest or (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation. Any net earnings with respect to such funds shall be the property of and paid over to Parent as and when requested by Parent; provided, however, that any such investment or any such payment of earnings may not delay the receipt by holders of Certificates of the Merger Consideration.

          (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Company or the Surviving Corporation, as the case may be, a bond in such sum as it may direct or otherwise indemnify the Company or the Surviving Corporation, as the case may be, in a manner satisfactory to it against any claim that may be made against the Company or the Surviving Corporation, as the case may be, with respect to the Certificate claimed to have been lost, stolen or destroyed.

          (e) After the Effective Time of the First Merger, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company, as the surviving corporation in the First Merger, or the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time of the First Merger. If, after the Effective Time of the First Merger, Certificates are presented to the Company, as the surviving corporation in the First Merger, or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

          (f) Any portion of the funds held by the Paying Agent that remain undistributed to the former shareholders of the Company for one year after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation, which shall thereafter act as the Paying Agent, and any former shareholders of the Company who have not complied with this Article II prior to one year after the Effective Time shall thereafter look only as a general creditor to the Surviving Corporation for payment of their claim for the Merger Consideration.

          (g) The Surviving Corporation shall not be liable to any holder of Company Common Stock for Merger Consideration delivered to a public official pursuant to any applicable abandonment, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares six years after the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interests of any such holders or their successors, assigns or personal representatives previously entitled thereto.

          Section 2.3 Dissenter's Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time of the First Merger and constituting "dissenting shares" (as defined in Section 1300 of CGCL) ("Dissenting Shares"), shall not be converted

into the right to receive the Merger Consideration, as provided in Section 2.1(a) hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the CGCL. If, after the Effective Time of the First Merger, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time of the First Merger into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time of the First Merger, Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time of the First Merger, the Company shall not, except with the prior written consent of Parent, make any payment with respect to or offer to settle, any such demands.

          Section 2.4    Company Option Plans.

          (a) The Company shall take all actions necessary to provide that, upon the Effective Time, each then outstanding option to purchase shares of Company Common Stock or other similar interest (collectively, the "Company Options"), granted under any of the Company's stock option plans or under any other plan or arrangement (the "Company Option Plans"), whether or not then exercisable or vested, all of which, together with the applicable exercise prices, are disclosed in Section 3.10 of the Company Disclosure Schedule (or as otherwise permitted from and after the date of this Agreement pursuant to
Section 5.1(c) or (i)), shall be adjusted such that, upon exercise of a Company Option, the holder of such Company Option would be entitled to receive only an amount in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price thereof and
(ii) the number of shares of Company Common Stock subject thereto (such payment to be net of applicable withholding taxes).

          (b) The Company Option Plans will terminate as of the Effective Time of the Second Merger in accordance with the terms thereof.

          Section 2.5 Effect of the Second Merger. As of the Effective Time of the Second Merger, by virtue of the Second Merger, each share of First Merger Surviving Corporation Common Stock will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.


                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Merger Sub as follows:

          Section 3.1 Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite corporate power and authority, and has been duly authorized by all necessary approvals and orders of the California Public Utilities Commission, the Arizona


Corporations Commission, the Public Utilities Commission of Nevada and the Federal Energy Regulatory Commission (the "FERC"), to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its assets and properties makes such qualification necessary ("Foreign Qualifications") other than in such jurisdictions where the failure to be so qualified and in good standing would not, when taken together with all other such failures, reasonably be expected to have a material adverse effect on the business, assets, properties (including intangible properties), condition (financial or otherwise), results of operations, prospects, liabilities or regulatory status of the Company and its subsidiaries taken as a whole or on the consummation of this Agreement and the transactions contemplated hereby (any such material adverse effect being hereinafter referred to as a "Company Material Adverse Effect"). As used in this Agreement, the term "subsidiary" of a Person (as defined in Section 9.3) shall mean any corporation or other entity (including partnerships, limited liability entities and other business associations and joint ventures) in which such Person directly or indirectly owns at least a majority of the outstanding voting securities, equity, partnership interests, membership interests or the like. True, accurate and complete copies of the articles of incorporation and by-laws of the Company, as in effect on the date hereof, have been delivered to Parent.

          Section 3.2 Subsidiaries. Section 3.2 of the Company Disclosure Schedule (as defined in Section 6.6) sets forth the name of each subsidiary and joint venture of the Company, the state or jurisdiction of its incorporation or formation, the states of any Foreign Qualifications and the Company's interest therein. None of such entities is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11), respectively, of the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"). Except as set forth in Section 3.2 of the Company Disclosure Schedule, all of the issued and outstanding shares of capital stock or other securities of, or interests in, each subsidiary or joint venture of the Company are validly issued, fully paid, nonassessable and free of preemptive rights, are owned directly or indirectly by the Company free and clear of any liens, claims, encumbrances, security interests, equities, charges and options of any nature whatsoever, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any such subsidiary to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of its capital stock or other equity interest or securities convertible into or exchangeable for such shares or equity interests or obligating it to grant, extend or enter into any such agreement or commitment. As used in this Agreement, the term "joint venture" of a Person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such Person or one or more of its subsidiaries owns an equity interest that is less than a majority of any class of the outstanding voting securities or equity, other than equity interests held for passive investment purposes that are less than 5% of any class of the outstanding voting securities or equity of any such entity. Except as set forth in
Section 3.2 of the Company Disclosure Schedule, true, accurate and complete copies of the articles of incorporation, by-laws or similar governing documents of each subsidiary and joint venture of the Company, as in effect on the date hereof, have been delivered to Parent.


          Section 3.3 Capitalization. The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock, 5,000,000 shares of preferred stock, no par value per share ("Company Preferred Stock"), and 2,000,000 shares of preference stock, par value $20 per share ("Company Preference Stock"). As of the close of business on December 11, 1998, 30,389,128 shares of Company Common Stock and no shares of Company Preferred Stock or Company Preference Stock were issued and outstanding. All of the issued and outstanding shares of the capital stock of the Company are validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no
(a) outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement obligating the Company or any of its subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its subsidiaries to grant, extend or enter into any such agreement or commitment, (b) contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any subsidiary of the Company or (c) voting trusts or similar agreements to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its subsidiaries.

          Section 3.4 Authority; Non-Contravention; Statutory Approvals; Compliance.

          (a) Authority. The Company has all requisite power and authority to enter into this Agreement, and, subject to the applicable Company Shareholders' Approval (as defined in Section 3.13) and the Company Required Statutory Approvals (as defined in subsection (c) of this Section 3.4), to consummate the transactions contemplated hereby, including, without limitation, the Mergers. The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company, and assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and by general principles of equity.

          (b) Non-Contravention. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby, including, without limitation, the Mergers, will not, violate or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in the termination or modification of, or accelerate the performance required by, or result in a right of termination, cancellation, or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets (any such violation, breach, default, right of termination, modification, cancellation or acceleration, loss or creation, a "Violation") of the Company or any of its subsidiaries or joint ventures

pursuant to any provisions of (i) the Articles of Incorporation, By-laws or similar governing documents of the Company or any of its subsidiaries or joint ventures, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Shareholders' Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority (as hereinafter defined) applicable to the Company or any of its subsidiaries or joint ventures or any of their respective properties or assets or (iii) subject to obtaining the third-party consents or other approvals set forth in Section 3.4(b) of the Company Disclosure Schedule (the "Company Required Consents") and the Company Required Statutory Approvals (as defined in clause (c) below), any easement or other similar right to use or access real property, note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries or any joint venture of the Company is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations that would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)  Statutory Approvals.   Except as described in Section 3.4(c) of
the Company Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any court, governmental or regulatory body (including a stock exchange or other self-regulatory body) or authority, federal, state, local or foreign (each, a "Governmental Authority"), is required to be obtained, made or given by or on behalf of the Company for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, including, without limitation, the Mergers, the failure of which to obtain, make or give would have, in the aggregate, a Company Material Adverse Effect (the "Company Required Statutory Approvals", it being understood that references in this Agreement to "obtaining" such Company Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          (d)  Compliance.  Except as set forth in Section 3.4(d) or
Section 3.7 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports (as defined in Section 3.5), neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any joint ventures of the Company, is in violation of or, to the knowledge of the Company, is under investigation with respect to, or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgments (including, without limitation, applicable Environmental Laws, as hereinafter defined) of any Governmental Authority, except for violations that, in the aggregate, do not have, and, to the knowledge of the Company, would not reasonably be expected to have, a Company Material Adverse Effect. Except as set forth in Section 3.4(d) or Section 3.7 of the Company Disclosure Schedule, the Company and its subsidiaries and any joint ventures have all easements or other similar rights to use or access real property, permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct their businesses as currently conducted, except those of which the failure to obtain would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in
Section 3.4(d) or Section 3.7 of the Company Disclosure Schedule, neither the Company or any of its subsidiaries nor, to the knowledge of the Company, any joint venture of the Company is in breach or violation of or in default in the

performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party or both
(i) would result in a default by the Company or any subsidiary of the Company or, to the knowledge of the Company, any joint venture of the Company under its articles of incorporation, by-laws or other governing documents or
(ii) would reasonably be expected to result in a default by the Company or any subsidiary of the Company or, to the knowledge of the Company, any joint venture of the Company under any easement or other similar right to use or access real property, contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval, permit, franchise or other instrument to which it is a party or by which the Company or any subsidiary or joint venture of the Company is bound or to which any of its property is subject, except in the case of clause (ii) for possible violations, breaches or defaults which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

          Section 3.5 Reports and Financial Statements. Since January 1, 1995, the filings required to be made by the Company and its subsidiaries under the Securities Act of 1933 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act"), applicable state laws and regulations regulating public utilities or the Federal Power Act (the "Power Act") have been filed with the Securities and Exchange Commission (the "SEC"), the California Public Utilities Commission, the Arizona Corporations Commission, the Public Utilities Commission of Nevada or the FERC, as the case may be, and complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has made available to Parent a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1995 (as such documents have since the time of their filing been amended, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and cash flows for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal, recurring audit adjustments.

          Section 3.6 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

          (a) Absence of Changes. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement or Section 3.6(a) of the Company Disclosure Schedule, from December 31, 1997, through the date hereof,
(i) each of the Company and its subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, (ii) there has not been, and no fact or condition exists which would have or, to the knowledge of the Company, is reasonably expected to have, a Company Material Adverse Effect and (iii) the Company and its subsidiaries have not taken

action that if taken after the date hereof would constitute a violation of
Section 5.1 hereof.

          (b) No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that (i) are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto, (ii) were incurred in the ordinary course of business, (iii) would not reasonably be expected, in the aggregate, to have a Company Material Adverse Effect or (iv) are set forth in Section 3.6(b) of the Company Disclosure Schedule.

          Section 3.7 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in
Section 3.7 of the Company Disclosure Schedule, through the date hereof
(i) there is no claim, suit, action or proceeding pending, or, to the knowledge of the Company, threatened, or, to the knowledge of the Company, any investigation or review pending or threatened, relating to or affecting the Company or any of its subsidiaries or joint ventures and (ii) there is no judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to the Company or any of its subsidiaries that, when taken together with any of the matters described in clauses (i) or (ii), would reasonably be expected to have a Company Material Adverse Effect. In addition, except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in Section 3.7 of the Company Disclosure Schedule, there have not been any developments since December 31, 1997, with respect to such disclosed claims, suits, actions, proceedings, investigations or reviews, that, in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

          Section 3.8 Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company in the proxy statement, in definitive form, relating to the Company Meeting (as defined in Section 6.4) to be held in connection with the First Merger (the "Proxy Statement") will, at the date mailed to the Company's shareholders, at any time the Proxy Statement is amended or supplemented and at the time of the Company Meeting (giving effect to any documents incorporated by reference therein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

          Section 3.9 Tax Matters. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return," as used in this Agreement, means a report, return or other information

required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that include the Company or any of its subsidiaries.

          (a) Filing of Timely Tax Returns. The Company and each of its subsidiaries have filed all material Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

          (b) Payment of Taxes. The Company and each of its subsidiaries have, in all material respects, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all material Taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

          (c) Tax Liens. There are no material Tax liens upon the assets of the Company or any of its subsidiaries except liens for Taxes not yet due.

          (d) Withholding Taxes. The Company and each of its subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code sub-paragraph 1441 through 1446, 3401 through 3509, and 6041 and 6049, as well as similar provisions under any other laws, and have, in all material respects, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all material amounts required.

          (e) Extensions of Time for Filing Tax Returns. Neither the Company nor any of its subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          (f) Waivers of Statute of Limitations. Neither the Company nor any of its subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          (g)  Expiration of Statute of Limitations.  Except as set forth in
Section 3.9(g) of the Company Disclosure Schedule, the statute of limitations for the assessment of material Taxes has expired for all applicable Tax Returns of the Company and each of its subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any material Taxes has been asserted or assessed against the Company or any of its subsidiaries that has not been resolved and paid in full.

          (h) Audit, Administrative and Court Proceedings. Except as set forth in Section 3.9(h) of the Company Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently in process, and no material issue raised by the Internal Revenue Service (the "IRS") or a

state taxing authority in a written notice delivered to the Company remains unsettled, with regard to any Taxes or Tax Returns of the Company or any of its subsidiaries.

          (i) Powers of Attorney. Except as set forth in Section 3.9(i) of the Company Disclosure Schedule, no power of attorney currently in force has been granted by the Company or any of its subsidiaries concerning any Tax matter.

          (j) Tax Rulings. Neither the Company nor any of its subsidiaries has received a Tax Ruling (as defined below) or entered into a Closing Agreement (as defined below) with any taxing authority that would reasonably be expected to result in a Company Material Adverse Effect after the Closing Date. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes.

          (k) Availability of Tax Returns. The Company and its subsidiaries have made available to Parent complete and accurate copies of (i) all material Tax Returns, and any amendments thereto, filed by the Company or any of its subsidiaries since January 1, 1990, (ii) all material audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its subsidiaries since January 1, 1990 and (iii) any Closing Agreements entered into by the Company or any of its subsidiaries with any taxing authority since January 1, 1990.

          (l) Tax Sharing Agreements. Except as disclosed in Section 3.9(l) of the Company Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist between or among the Company and any of its subsidiaries.

          (m) Code sub-paragraph 341(f). Neither the Company nor any of its subsidiaries has filed (or will file prior to the Closing) a consent pursuant to Code sub-paragraph 341(f) or has agreed to have Code sub-paragraph 341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code sub-paragraph 341(f)(4)) owned by the Company or any of its subsidiaries.

          (n) Code sub-paragraph 168. No material property of the Company or any of its subsidiaries is property that the Company or any such subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code sub-paragraph 168(f)(8)
 (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code sub-paragraph 168.

          (o)  Code sub-paragraph 481 Adjustments.  Except as set forth in
Section 3.9(o) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is required to include in income for any period ending after the date of this Agreement any adjustment pursuant to Code sub-paragraph 481(a) by reason of a voluntary change in accounting method initiated by the Company or any of its subsidiaries, and to the best of the knowledge of the Company, the Internal Revenue Service (the "IRS") has not proposed any such adjustment or change in accounting method.


          (p) Code sub-paragraphs 6661 and 6662. To the knowledge of the Company, all transactions that could give rise to a material understatement of federal income tax (within the meaning of Code sub-paragraph 6661 or Code sub-paragraph 6662) that would reasonably be expected to result in a Company Material Adverse Effect have been adequately disclosed (or, with respect to Tax Returns filed following the Closing will be adequately disclosed) on the Tax Returns of the Company and its subsidiaries in accordance with Code sub-paragraph 6661(b)(2)(B) or Code sub-paragraph 6662(d)(2)(B).

          (q) Code sub-paragraph 280G. Except as set forth in Section 3.9(q) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement, contract, or arrangement that as a direct consequence of the transactions contemplated by this Agreement will result in the obligation for any "excess parachute payments" within the meaning of Code sub-paragraph 280G.

          (r) Code sub-paragraph 162(m). Except as set forth in Section 3.9(r) of the Company Disclosure Schedule, the Company does not maintain any compensation plan, program or arrangement the payment under which would not reasonably be expected to be deductible as a result of the limitations of Code sub-paragraph 162(m) and the Treasury Regulations issued thereunder.

          (s) Liability for Others. Except as set forth in Section 3.9(s) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has any material liability for Taxes of any person other than the Company and its subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

          Section 3.10   Employee Matters; ERISA.

          (a) Benefit Plans. Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list as of the date of this Agreement of each employee benefit plan, program or arrangement sponsored, maintained or contributed to by and covering employees, former employees, directors or former directors of the Company (or any of its subsidiaries or any other entity which would be treated under Section 414 of the Code as a single employer with the Company) or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, or with respect to which any such entity is treated as an employer under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any current or former officer, director or employee, any consulting contract with any person who prior to entering into such contract was a director or officer of the Company or any of its subsidiaries or any plan, agreement, arrangement or understanding similar to any of the foregoing (collectively, the "Company Benefit Plans"). Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, none of the Company Benefit Plans is a multiemployer plan within the meaning of ERISA.


          (b) Contributions. All contributions and other payments required to have been made by the Company or any of its subsidiaries (including any pre- or post-tax contributions or payments by employees or their dependents) to any Company Benefit Plan (or to any person pursuant to the terms thereof) on or prior to the date of this Agreement have been so made or the amount of such payment or contribution obligation has been reflected in the Company Financial Statements.

          (c)  Qualification; Compliance.  Except as set forth in
Section 3.10(c) of the Company Disclosure Schedule, each of the Company
Benefit Plans that is intended to be "qualified" within the meaning of Code sub-paragraph 401(a) has received a favorable determination letter from the IRS and, to the knowledge of the Company, no circumstances exist that are reasonably expected by the Company to result in the revocation of any such determination. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, the Company is in compliance in all material respects with, and each of the Company Benefit Plans is or has been operated in compliance in all material respects with, any applicable law, rule or regulation governing such plan, including, without limitation, ERISA and the Code. For purposes of this
Section 3.10(c), the term "Company Benefit Plans" shall not include multiemployer plans within the meaning of ERISA.

          (d) Liabilities. Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, with respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred, and, to the knowledge of the Company, there exists no condition or set of circumstances that could subject the Company or any of its subsidiaries to any liabilities arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which the Company is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for premiums due to the PBGC, which liabilities, individually or in the aggregate, would reasonably be expected to have a Company Material Effect.

          (e) Welfare Plans. Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, none of the Company Benefit Plans that are "Welfare Plans," within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, other than elective continuation required pursuant to Code sub-paragraph 4980B or coverage that expires at the end of the calendar month following termination of employment.

          (f) Documents Made Available. With respect to each Company Benefit Plan that is not a multiemployer plan within the meaning of ERISA, the Company has made available to Parent a true and correct copy of (i) such plan and the most recent summary plan description, (ii) the most recent annual report filed with the IRS, (iii) each related trust agreement, insurance contract, service provider or investment management agreement (including all amendments to each such document), (iv) the most recent determination of the IRS with respect to the qualified status of such plan and (v) the most recent actuarial report or valuation. The Company shall make available to Parent as soon as practicable a true and correct copy of each collective bargaining agreement in which the Company or any of its direct or indirect subsidiaries is a party or under which the Company has obligations.


          (g)  Payments Resulting from Merger.  Except as set forth in
Section 3.10(g) of the Company Disclosure Schedule, the consummation, announcement or other action relating to the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company or any of its subsidiaries to any officer, employee, former employee, director or former director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (ii) benefit under any Company Benefit Plan being established or being accelerated, vested or payable.

          (h) Funded Status of Plans. Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, the amount equal to the greatest of the projected benefit obligations, the accumulated benefit obligations or actuarial accrued liabilities under any Company Benefit Plan that is a "single employer" plan within the meaning of Section 4001(a)(15) of ERISA did not, as of the date of the most recent actuarial valuation for such plan, exceed the then fair market value of the assets of such plan, based on the respective actuarial assumptions and calculations set forth in such valuation, which actuarial assumptions and calculations have been provided to Parent prior to the date of this Agreement, and since the date of such most recent actuarial valuation, there has been no material adverse change in the funding status of such Company Benefit Plan.

          (i)  Certain Other Obligations.  Except as set forth in
Section 3.10(i) of the Company Disclosure Schedule, the termination of, or withdrawal from, any employee pension benefit plan within the meaning of sub-paragraph 3(2) of ERISA (including any single employer, multiple employer or multiemployer plan) or subject to Title IV of ERISA by the Company or any corporation or other entity that is, or at any time was, a subsidiary of the Company or would be treated under Section 414 of the Code as single employer with the Company has not, and will not, subject the Company (or any subsidiary of the Company) to any liability of or to any governmental authority, corporation or other person or such employee pension plan that individually or in the aggregate would have a Company Material Adverse Effect.

          (j) Modification or Termination of Plans. Except as may be required by applicable law, neither the Company nor any subsidiary of the Company is subject to any legal, contractual, equitable or other obligation to establish or contribute to as of any date any new Company Benefit Plan or amend any existing Company Benefit Plan.

          (k) Labor Agreements. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in
Section 3.7 or Section 3.10(k) of the Company Disclosure Schedule:
(i) neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor agreement with any union or labor organization; (ii) to the knowledge of the Company, there is no current union representation question involving employees of the Company or any of its subsidiaries, nor does the Company or any of its subsidiaries know of any activity or proceeding of any labor organization or employee group to organize any such employees; (iii) there is no strike, dispute, slowdown, work stoppage or lockout pending, or to the knowledge of the Company, threatened, against or involving the Company or any of its subsidiaries that would reasonably be expected to have a Company Material Adverse Effect; and (iv) the Company and each of its subsidiaries are in compliance with all applicable laws respecting

employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

          Section 3.11   Environmental.

          (a) Compliance. Each of the Company and its subsidiaries is in compliance with all applicable Environmental Laws (as hereinafter defined), except where the failure to be in compliance would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any written communication from any person or Governmental Authority that alleges that the Company or any of its subsidiaries is not in compliance with applicable Environmental Laws, except where the failure to be in compliance would not reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its subsidiaries has used any waste disposal site, or otherwise disposed of, or transported, or arranged for the transportation of, any Hazardous Materials to any location in violation of any Environmental Law except where the effect of such violation would not reasonably be expected to have a Company Material Adverse Effect.

          (b) Environmental Permits. Except as set forth in Section 3.4(d) of the Company Disclosure Schedule, each of the Company and its subsidiaries has obtained or has applied for all environmental, health and safety permits and authorizations (collectively, the "Environmental Permits") necessary for the construction of their facilities or the conduct of their operations, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company is in material compliance with all terms and conditions of the Environmental Permits, in each case except where the failure to obtain or be in compliance with such Environmental Permit or the requirement to make any expenditure in connection with such Environmental Permit would not have a Company Material Adverse Effect.

          (c) Environmental Claims. To the knowledge of the Company, there is no Environmental Claim (as hereinafter defined) pending (i) against the Company or any of its subsidiaries or joint ventures, (ii) against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries or joint ventures has retained or assumed either contractually or by operation of law or (iii) against any real or personal property or operations that the Company or any of its subsidiaries or joint ventures owns, leases or manages, in whole or in part, which, in the case of clauses (i), (ii) and (iii) would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (d) Releases. Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company has no knowledge of any Releases (as hereinafter defined) of any Hazardous Material (as hereinafter defined) that would reasonably be expected to form the basis of any Environmental Claims against the Company or any subsidiaries or joint ventures of the Company, or against any person or entity whose liability for any Environmental Claim the Company or any subsidiaries or joint ventures of the Company has retained or

assumed either contractually or by operation of law, except for Releases of Hazardous Materials, the liability for which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

          (e) Predecessors. The Company has no knowledge, with respect to any predecessor of the Company or any subsidiary or joint venture of the Company, of any Environmental Claim pending or threatened, or of any Release of Hazardous Materials that would reasonably be expected to form the basis of any Environmental Claim, that would reasonably be expected to have a Company Material Adverse Effect.

          (f) Disclosure. The Company has no knowledge of any material facts that the Company reasonably believes would form the basis of a Company Material Adverse Effect arising from (i) the cost of pollution control equipment currently required or known to be required in the future or
(ii) current remediation costs or remediation costs known to be required in the future.

          (g)  As used in this Agreement:

                    (i) "Environmental Claim" means any and all written administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity (including any Governmental Authority) alleging potential liability (including, without limitation, potential liability for enforcement, investigatory costs, damages, contribution, indemnification, cost recovery, compensation, injunctive relief, cleanup costs, governmental resource costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the environment, of any Hazardous Materials at any location operated, leased or managed by the Company or any subsidiary or joint venture of the Company or at any other location to which the Company or any subsidiary or joint venture of the Company sent, Released, disposed of or transported Hazardous Materials generated, treated, stored or disposed of by the Company or any subsidiary or joint venture of the Company; or
     (B) any violation of any Environmental Law; or (C) any and all claims by any third party resulting from the presence or release of any Hazardous Materials.

                    (ii) "Environmental Laws" means all federal, state, local laws, rules and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                    (iii) "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs"); and (b) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials,"


     "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words, of similar import, under any Environmental Law; and (c) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under Environmental Law in a jurisdiction in which the Company or any subsidiary or joint venture of the Company operates.

                    (iv) "Releases" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

          Section 3.12 Regulation as a Utility. The Company is not subject to the 1935 Act (other than the provisions of Section 9(a)(2) thereof). The Company is regulated as a public utility in the States of Arizona, California and Nevada and in no other state. Neither the Company nor any "subsidiary company" or "affiliate" (as those terms are defined in the 1935 Act) of the Company is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States or any foreign country.

          Section 3.13 Vote Required. At the Company Meeting, the Company will seek the approval of the First Merger by a majority of the outstanding shares of Company Common Stock (the "Company Shareholders' Approval"), and no other vote of the holders of any class or series of the capital stock of the Company is required to approve this Agreement and the First Merger.

          Section 3.14 Opinion of Financial Advisor. The Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), to the effect that, as of the date hereof, the Merger Consideration to be received by holders of Company Common Stock pursuant to the transactions contemplated by this Agreement is fair from a financial point of view to such holders.

          Section 3.15 Brokers. Except for Merrill Lynch, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries, that is or will be payable by the Company or any of its subsidiaries. The Company is solely responsible for the fees and expenses of Merrill Lynch as and to the extent set forth in the engagement letter dated October 5, 1998. The Company has previously delivered to Parent a complete and correct copy of such engagement letter.

          Section 3.16 Insurance. Each of the Company and its subsidiaries is insured with financially responsible insurers in such amounts and against such risks and losses as are customary in all material respects for companies conducting the businesses conducted by the Company and its subsidiaries. Neither the Company nor its subsidiaries have received any notice of cancellation or termination with respect to any material insurance policy of the Company or its subsidiaries. All material insurance policies of the Company and each of its subsidiaries are valid and enforceable policies in all material respects.


          Section 3.17 Company Rights Agreement. Prior hereto, the Company has delivered to Parent and its designated counsel a true and complete copy of the Company Rights Agreement. The consummation of the transactions contemplated by this Agreement will not result in the triggering of any right or entitlement of the holders of Company Common Stock or other Company securities under the Company Rights Agreement or any similar agreement to which the Company or any of its subsidiaries is a party.

          Section 3.18 Year 2000. Section 3.18 of the Company Disclosure Schedule accurately summarizes the current status of the Company's computer applications and components, compliance plan, communications with suppliers and vendors, contingency plans and estimated cost of remediation as they relate to the Year 2000 issue. The Company has made available to Parent copies of all correspondence between the Company and its third party suppliers and vendors concerning their Year 2000 compliance.

          Section 3.19 Hedging. Except as set forth in Section 3.19 of the Company Disclosure Schedule, none of the Company or its subsidiaries engages in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments, except for transactions and agreements entered into or hedge contracts for the purchase or sale of hydrocarbons to which the Company or any of its subsidiaries is a party that are in accordance with the general practices of other similarly situated companies in the industry.

          Section 3.20 Regulatory Proceedings. Other than purchase gas adjustment provisions, none of the Company or its subsidiaries all or part of whose rates or services are regulated by a Governmental Authority (a) has rates that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Authority or on appeal to the courts, or (b) is a party to any rate proceeding before a Governmental Authority that would reasonably be expected to result in orders having a Company Material Adverse Effect.

          Section 3.21   Title to Properties.  Except as set forth in
Section 3.21 of the Company Disclosure Schedule, the Company and its subsidiaries own, or have a right to use or a leasehold interest in all real property used by them in the conduct of their respective businesses as such businesses are now being conducted. Except as set forth in Section 3.21 of the Company Disclosure Schedule, neither the Company's nor any subsidiaries' ownership of or leasehold interest in any such property is subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exception, reversion or restriction or claim or charge of any kind ("Liens"), except for such Liens as are not in the aggregate reasonably expected to have a Company Material Adverse Effect. Except as set forth in Section 3.21 of the Company Disclosure Schedule, all personal property owned by the Company or any of its subsidiaries or used by any of them in the conduct of their respective businesses is owned free and clear of any Liens, except for such Liens as are not in the aggregate reasonably expected to have a Company Material Adverse Effect. The assets of the Company and its subsidiaries are sufficient to enable the Company and its subsidiaries to carry on the business of the Company and its subsidiaries as currently conducted without interference, except to the extent that such interference would not reasonably be expected to have a Company Material Adverse Effect.


          Section 3.22   Condition of Assets.  Except as set forth in
Section 3.22 of the Company Disclosure Schedule, to the knowledge of the Company, the buildings, plant, structures and equipment of the Company and its subsidiaries are in good working condition and repair and are suitable in all material respects for the purposes for which they are now being used in the conduct of the business of the Company and its subsidiaries, except to the extent that such failure would not reasonably be expected to have a Company Material Adverse Effect.


                                  ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows:

          Section 4.1 Organization and Qualification. Each of Parent and Merger Sub and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority, and has been authorized by all necessary approvals and orders to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

          Section 4.2 Authority; Non-Contravention; Statutory Approvals; Compliance.

          (a) Authority. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and, subject to the applicable Parent Required Statutory Approvals (as hereinafter defined), if any, to consummate the transactions contemplated hereby, including, without limitation, the Mergers. The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and by general principles of equity.

          (b) Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, violate, conflict with, or result in a breach of any provision of, or constitute a default (with or without notice or lapse of time or both) under, or result in any Violation by Parent or Merger Sub pursuant to any provisions of (i) the Certificate of Incorporation, By-laws or similar governing documents of Parent or Merger Sub,
(ii) subject to obtaining Parent Required Statutory Approvals, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any Governmental Authority applicable to Parent or Merger Sub, or any of their respective properties or assets, or (iii) subject to obtaining the third-party consents or other approvals set forth in
Section 4.2(b) of Parent Disclosure Schedule (as defined in Section 6.6) ("Parent Required Consents"), any note, bond, mortgage, indenture, deed of

trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or Merger Sub is now a party or by which it or any of its properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such Violations that would not reasonably be expected to prevent or materially impair or delay the consummation by Parent or Merger Sub of this Agreement and the transactions contemplated hereby (any such material adverse effect being hereinafter referred to as a "Parent Material Adverse Effect").

          (c) Statutory Approvals. Except as described in Section 4.2(c) of the Parent Disclosure Schedule, no declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, the failure of which to obtain, make or give would have, in the aggregate, a Parent Material Adverse Effect (the "Parent Required Statutory Approvals," it being understood that references in this Agreement to "obtaining" such Parent Required Statutory Approvals shall mean making such declarations, filings or registrations; giving such notices; obtaining such authorizations, consents or approvals; and having such waiting periods expire as are necessary to avoid a violation of law).

          Section 4.3 Information in Proxy Statement. None of the information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion in the Proxy Statement will, at the date mailed to the Company's shareholders, at any time the Proxy Statement is amended or supplemented and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

          Section 4.4 No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

          Section 4.5 Brokers. Except for PaineWebber Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and Merger Sub, that is or will be payable by the Company or any of its subsidiaries. Parent and Merger Sub are solely responsible for the fees and expenses of PaineWebber Incorporated.

          Section 4.6 1935 Act. Neither Parent nor Merger Sub is a "holding company," a "subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(7), 2(a)(8) or 2(a)(11), respectively, of the 1935 Act.

          Section 4.7 Legal Proceedings. There is (a) no claim, suit, action or proceeding pending or, to the knowledge of Parent, threatened, relating to or affecting Parent or any of its subsidiaries and (b) no

judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator applicable to Parent or any of its subsidiaries that, when taken together with any of the matters described in clauses (a) or (b), would reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.8 Consulting, Employment and Assumption Agreements. Parent has entered into a consulting agreement with Michael O. Maffie, an employment agreement with George C. Biehl and assumption agreements with each of Thomas R. Sheets, Edward S. Zub, James P. Kane and James F. Lowman, all effective as of the Effective Time of the First Merger.

          Section 4.9 Tax Opinion. Parent has been informed by Jones, Day, Reavis & Pogue, special counsel to Parent, that such firm is willing to deliver an opinion to the effect that neither the First Merger nor the Second Merger will be a taxable transaction for federal income tax purposes to either the Company or Parent.


                                  ARTICLE V
                   CONDUCT OF BUSINESS PENDING THE MERGERS

          Section 5.1 Conduct of Business of the Company. After the date hereof and prior to the Effective Time of the First Merger or earlier termination of this Agreement, the Company agrees, each as to itself and to each of its subsidiaries, except as expressly contemplated or permitted in this Agreement and except as expressly contemplated or permitted in
Section 5.1 of the Company Disclosure Schedule, or to the extent Parent otherwise consents in writing (which consent as to matters described in clause (m) shall not be unreasonably withheld):

          (a) Ordinary Course of Business. The Company shall, and shall cause its subsidiaries to, carry on its and their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and use all commercially reasonable efforts to (i) preserve intact its and their present business organizations and goodwill, preserve the goodwill and relationships with customers, suppliers and others having business dealings with them, (ii) subject to prudent management of workforce needs and ongoing programs currently in force, keep available the services of its and their present officers and employees as a group and (iii) maintain and keep material properties and assets in as good repair and condition as at present, subject to ordinary wear and tear, and maintain supplies and inventories in quantities consistent with past practice.

          (b) Dividends. The Company shall not, nor shall it permit any of its subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its or their capital stock other than (A) dividends by a wholly-owned subsidiary to the Company or another wholly-owned subsidiary, (B) dividends by a less than wholly-owned subsidiary consistent with past practice, (C) regular quarterly dividends on Company Common Stock with usual record and payment dates that do not exceed the current rate of $0.205 or (D) regular cumulative cash distributions on Southwest Gas
Capital I's 9.125% Trust Originated Preferred Securities (the "Preferred Securities") not to exceed an annual rate of 9.125% of the liquidation amount of $25 per Preferred Security; (ii) split, combine or reclassify any capital

stock or the capital stock of any subsidiary or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or the capital stock of any subsidiary; or (iii) redeem, repurchase or otherwise acquire any shares of capital stock or the capital stock of any subsidiary other than
(A) redemptions, repurchases and other acquisitions of shares of capital stock in connection with the administration of employee benefit and dividend reinvestment plans as in effect on the date hereof in the ordinary course of the operation of such plans consistent with past practice or (B) intercompany acquisitions of capital stock.

          (c) Issuance of Securities. The Company shall not, nor shall it permit any of its subsidiaries to, issue, agree to issue, deliver, sell, award, pledge, dispose of or otherwise encumber or authorize or propose the issuance, delivery, sale, award, pledge, disposal or other encumbrance of, any shares of its or their capital stock of any class or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares or convertible or exchangeable securities, other than as provided for in the Company Benefit Plans (including options to be granted to directors of the Company pursuant to such Company Benefit Plans) and any dividend reinvestment plans of the Company in effect as of the date hereof.

          (d) Charter Documents. Except as contemplated herein, the Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its or their respective articles of incorporation, by-laws or similar governing documents.

          (e) Acquisitions. Other than in the ordinary course of business consistent with past practice and except for acquisitions by Northern Pipeline Construction Co. not to exceed an aggregate principal amount of $15 million annually, the Company shall not, nor shall it permit any of its subsidiaries to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or business organization or division thereof, or otherwise acquire or agree to acquire any material amount of assets.

          (f) Capital Expenditures. Except as required by law, the Company shall not, nor shall it permit any of its subsidiaries to, make capital expenditures in excess of $5 million, other than in the ordinary course of business (not to exceed $230 million annually).

          (g) No Dispositions. The Company shall not, nor shall it permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, any of its assets, other than encumbrances or dispositions in the ordinary course of its business consistent with past practice.

          (h) Indebtedness. The Company shall not, nor shall it permit any of its subsidiaries to, incur or guarantee any indebtedness (including any debt borrowed or guaranteed or otherwise assumed including, without limitation, the issuance of debt securities or warrants or rights to acquire debt) or enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing other than (i) short-term indebtedness in the ordinary course of business consistent with past practice;
(ii) arrangements between the Company and its subsidiaries or among its subsidiaries; (iii) long-term unsecured indebtedness ranking pari passu in

right of payment with the Company's current long-term unsecured indebtedness in an aggregate amount not to exceed $50 million annually and having maturities of five years or less; (iv) indebtedness incurred in connection with the renewal or replacement of existing credit support or liquidity support facilities in a principal amount that does not exceed the principal amount of indebtedness outstanding under existing credit support or liquidity support facilities prior to such renewal or replacement; (v) long-term indebtedness in a principal amount of up to $35 million evidencing the Company's obligations under industrial development revenue bonds to be issued by Clark County, Nevada; (vi) equipment financing by Northern Pipeline Construction Co. in an aggregate principal amount not to exceed $15 million annually; or (vii) in connection with the refunding of existing indebtedness at a lower cost of funds.

          (i) Compensation, Benefits. Except as (i) may be required by applicable law, (ii) may be required to facilitate or obtain a determination letter from the IRS that a plan is "qualified" within the meaning of Section 401(a) of the Code or (iii) specifically required by this Agreement, the Company shall not, nor shall it permit any of its subsidiaries to, (A) enter into, adopt or amend or increase the amount or accelerate the payment or vesting of any benefit or amount payable under, any employee benefit plan, any bonus plan or arrangement or other contract, agreement, commitment, arrangement, plan or policy covering employees, former employees, directors or former directors or their beneficiaries or providing benefits to such persons, or increase, or enter into any contract, agreement, commitment or arrangement to increase in any manner, the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights of, or take any other action or grant any benefit (including, without limitation, any stock options or stock option plan) not required under the terms of any existing employee benefit plan, any bonus plan or arrangement or other contract, agreement, commitment, arrangement, plan or policy to or with any director, officer or other employee of the Company or any of its subsidiaries, except for normal increases or grants or actions in the ordinary course of business consistent with past practice or (B) enter into or amend any employment, severance or special pay arrangements with respect to the employment or termination of employment of any director or officer or other employee. This subsection (i) is not intended to restrict the Company from granting promotions to officers or employees based upon job performance or workplace requirements and is not meant to restrict the Company's ability to make available to employees the plans, benefits and arrangements that have customarily and consistent with past practices been available to officers and employees in the context of such merit-based promotion. It is agreed, however, that no new officers shall be added to unqualified plans maintained by the Company. This subsection (i) is also not meant to restrict the Company from dealing with matters of employee retention in specific areas of expertise through the use of specialized employment and benefits plans designed for that specific purpose; provided, however, that, in the aggregate, the result of the use of such specialized employment or benefit plans shall not, in the aggregate, result in an annual increase in compensation in excess of $1 million.

          (j) 1935 Act. The Company shall not, nor shall it permit any of its subsidiaries to, engage in any activities that would cause a change in its status, or that of its subsidiaries, under the 1935 Act.


          (k) Accounting. The Company shall not, nor shall it permit any of its subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

          (l) Affiliate Transactions. The Company shall not, nor shall it permit any of its subsidiaries to, enter into any material agreement or arrangement with any other person that, directly or indirectly, controls or is under common control with or is controlled by the Company, or any of its respective subsidiaries on terms to the Company or its subsidiaries materially less favorable than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

          (m) Rate Matters. The Company shall not, and shall cause its subsidiaries not to, make any filing to change its or its subsidiaries' utility rates on file with any Governmental Authority, or enter into any agreement, arrangement or consent to do so, that would reasonably be expected to have a Company Material Adverse Effect.

          (n) Tax-Exempt Status. The Company shall not, nor shall it permit any subsidiary to, take any action that would likely jeopardize the exclusion from gross income, for purposes of federal income taxation, of the interest on the outstanding revenue bonds issued for the benefit of the Company or any of its subsidiaries, which qualify on the date hereof under Code sub-paragraph 142(a) as "exempt facility bonds" or as tax-exempt industrial development bonds under Section 103(b)(4) of the Internal Revenue Code of 1954, as amended prior to the Tax Reform Act of 1986.

          (o) Discharge of Liabilities. The Company shall not pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports, or incurred in the ordinary course of business consistent with past practice.

          (p) Contracts. The Company shall not, except in the ordinary course of business consistent with past practice or as otherwise permitted hereunder or required in order to consummate the transactions contemplated hereby, modify, amend, terminate, renew or fail to use reasonable business efforts to renew any material contract or agreement (including, without limitation, easements, licenses, permits or other rights) to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims.

          (q) Insurance. The Company shall, and shall cause its subsidiaries to, maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in the gas utility industry.

          (r) Permits. The Company shall, and shall cause its subsidiaries to, use reasonable efforts to maintain in effect or renew all existing material governmental franchises or permits pursuant to which the Company or its subsidiaries operate.


          (s) Tax Matters. The Company shall not, and shall not permit any of its subsidiaries to, make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change in any material respect any of its methods of reporting income or deductions for income Tax purposes from those employed in the preparation of its income Tax Return for the prior taxable year, except as may be required by applicable law.

          Section 5.2    No Shopping.   (a) The Company shall not, and shall
not authorize or permit any of its officers, directors, agents, financial advisers, attorneys, accountants or other representatives to, directly or indirectly, solicit, initiate or encourage submission of proposals or offers from any Person relating to, or that could reasonably be expected to lead to, a Business Combination or participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek a Business Combination; provided, however, that, prior to the time at which the Company Shareholders' Approval has been obtained, the Company may, in response to an unsolicited written proposal from a third party with respect to a Business Combination that the Company's Board of Directors determines, in its good faith judgment, after consultation with and the receipt of the advice of its financial advisor and outside counsel, is a Superior Proposal, (i) furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, only if the Company's Board of Directors determines, in its good faith judgment after consultation with its financial advisors and outside legal counsel, that failing to take such action would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors under applicable law and (ii) take and disclose to the Company's shareholders a position with respect to another Business Combination proposal, or amend or withdraw such position, pursuant to Rules 14d-9 and 14e-2 under the Exchange Act. Prior to furnishing any non-public information to, entering into negotiations with or accepting a Superior Proposal from such third party, the Company will (x) provide prompt notice to Parent to the effect that it is furnishing information to or entering into discussions or negotiations with such third party and (y) receive from such third party an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such third party than the terms contained in the Letter Agreement (as defined in Section 6.1). The Company will immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiations with any parties conducted heretofore by the Company or any of its representatives with respect to any Business Combination.

          (b) Except as expressly permitted by this Section 5.2(b), neither the Company's Board of Directors nor any committee thereof may (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors or such committee of the First Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, a Business Combination or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Business Combination. Notwithstanding the foregoing, prior to the time at which the Company Shareholders' Approval has been obtained, in response to an unsolicited Business Combination proposal from a third party, if the Company's Board of Directors determines, in its good faith judgment, after consultation with and the receipt of the advice of its financial advisor and outside

counsel, that such proposal is a Superior Proposal and that failure to do any of the actions set forth in clauses (i), (ii) or (iii) above would create a reasonable possibility of a breach of the fiduciary duties of the Company's Board of Directors under applicable law, the Company's Board of Directors may
(x) withdraw or modify its approval or recommendation of the First Merger or this Agreement, approve or recommend a Business Combination or cause the Company to enter into a Business Combination and (y) negotiate with a third party with respect to such Business Combination proposal and, subject to the Company having paid to Parent the fees described in Section 8.3(a) and having entered into a definitive agreement with respect to such Business Combination proposal, terminate this Agreement pursuant to Section 8.1(e)(iii); provided, however, that prior to entering into a definitive agreement with respect to a Business Combination proposal, the Company shall give Parent at least five day's notice thereof, and shall cause its respective financial and legal advisors to, negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; provided, further, that if the Company and Parent are unable to reach an agreement on such adjustments within five days after such notice from the Company, the Company may enter into such definitive agreement, subject to the provisions of
Article VIII.

          (c) The Company shall notify Parent orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such offer or proposal and the identity of the Person making it), within 24 hours of the receipt thereof, shall use all reasonable efforts to keep Parent informed of the status and details of any such inquiry, offer or proposal and shall give Parent two day's advance notice of the first delivery of non-public information to such Person. If any such inquiry, offer or proposal is in writing, the Company shall promptly deliver to Parent a copy of such inquiry, offer or proposal.

          (d) For purposes of this Agreement, (i) "Business Combination" means (other than the transactions contemplated by this Agreement) (A) a merger, consolidation or other business combination, share exchange, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or any of its subsidiaries, (B) acquisition in any manner, directly or indirectly, of a material interest in any voting securities of, or a material equity interest in a substantial portion of the assets of, the Company or any of its subsidiaries, including any single or multi-step transaction or series of related transactions that is structured to permit a third party to acquire beneficial ownership of a majority or greater equity interest in the Company, or (C) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets (other than immaterial or insubstantial assets or inventory in the ordinary course of business or assets held for sale) of the Company and (ii) "Superior Proposal" means a proposed Business Combination involving at least 50% of the shares of capital stock or a material portion of the assets of the Company that the Company's Board of Directors determines, after consulting with the Company's financial advisors and outside counsel is financially superior to the transactions contemplated hereby and it appears that the party making the proposal is reasonably likely to have the funds necessary to consummate the Business Combination.


                                  ARTICLE VI
                            ADDITIONAL AGREEMENTS

          Section 6.1 Access to Information. Upon reasonable notice and during normal business hours, the Company shall, and shall cause its subsidiaries to, afford to the officers, directors, employees, accountants, counsel, investment bankers, financial advisors and other representatives (collectively, "Representatives") of Parent reasonable access, throughout the period prior to the Effective Time of the First Merger, to all of its properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) in a manner that will not disrupt the operations of the Company or its relationship with its customers, suppliers or employees. During such period, the Company shall, and shall cause its subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule and other document filed or received by it or any of its subsidiaries pursuant to the requirements of federal or state securities laws or filed with or sent to the SEC, the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC"), and any material reports, schedules or other documents filed with or sent to the California Public Utilities Commission, the Arizona Corporations Commission, the Public Utilities Commission of Nevada, the FERC and any other federal or state regulatory agency or commission, and (ii) all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by Parent in connection with any filings, applications or approvals required or contemplated by this Agreement. Any such investigation by Parent will not affect the representations or warranties contained in this Agreement. Parent shall furnish promptly to the Company all information concerning it, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably requested by the Company in connection with any filings, applications or approvals required or contemplated by this Agreement. Parent shall from time to time at the request of the Company discuss its financing arrangements for the Mergers with the Company and shall furnish promptly to the Company such information concerning its financial condition, together with the final drafts of its financing arrangements for the Mergers. Each party shall, and shall cause its subsidiaries and Representatives to, hold in strict confidence all Evaluation Material (as defined in the Letter Agreement) concerning the other parties furnished to it in connection with the transactions contemplated by this Agreement in accordance with the Letter Agreement, dated as of November 20, 1998, between the Company and Parent, as it may be amended from time to time (the "Letter Agreement").

          Section 6.2    Proxy Statement.

          (a) Preparation and Filing. As soon as reasonably practicable after the date hereof, the Company will prepare and file with the SEC the Proxy Statement. Each of the parties hereto shall furnish all information concerning itself that is required or customary for inclusion in the Proxy Statement. The Company shall use its best efforts to solicit from shareholders of the Company proxies in favor of the First Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure the Company Shareholders' Approval. No representation, covenant or agreement is made by or on behalf of any party hereto with respect to information supplied by any other party for inclusion in the Proxy Statement. It shall be a condition to the mailing of the Proxy Statement to the shareholders of the Company that the Company shall have received an opinion of Merrill Lynch, dated the date of the Proxy Statement, to the effect

that, as of the date thereof, the Merger Consideration to be received by holders of Company Common Stock pursuant to the transactions contemplated by this Agreement is fair from a financial point of view to such holders.

          (b) Amendments and Supplements. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment or supplement of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and the Company shall use all reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement; provided, however, that the Company shall not amend or supplement the Proxy Statement with respect to information concerning Parent or Merger Sub or the description of this Agreement and related agreements contained therein without the prior approval of Parent.

          Section 6.3    Regulatory Approvals and Other Matters.

          (a) HSR Filings. Each party hereto shall file or cause to be filed with the FTC and the DOJ any notifications required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties will use all commercially reasonable efforts to coordinate such filings and any responses thereto, to make such filings promptly and to respond promptly to any requests for additional information made by either of such agencies.

          (b) Other Approvals. Each party hereto shall cooperate and use its commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and all other Persons necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Company Required Statutory Approvals, the Parent Required Statutory Approvals, the Company Required Consents and the Parent Required Consents. Each party shall have the right to review and approve in advance (such approval not to be unreasonably withheld) all Governmental Authority filings or applications to be made by the other parties in connection with the transactions contemplated by this Agreement. The Company and Parent will consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of Governmental Authorities.

          (c) Financing. Parent shall use all commercially reasonable efforts to obtain financing for the transactions contemplated by this Agreement.

          Section 6.4    Shareholder Approval.

          (a)       Company Meeting.  Subject to the provisions of
Section 6.4(b), the Company shall, as soon as reasonably practicable after the date hereof (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Meeting") for the purpose of securing the Company Shareholders' Approval, (ii) distribute to its shareholders the Proxy Statement in accordance with applicable federal and state law and with its Articles of Incorporation and By-laws, (iii) subject to

the fiduciary duties of its Board of Directors, recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and
(iv) cooperate and consult with Parent with respect to each of the foregoing matters.

          (b) Meeting Date. The Company Meeting for the purpose of securing the Company Shareholders' Approval, including any adjournments thereof, will be held on such date or dates as the Company and Parent mutually determine.

          Section 6.5    Directors' and Officers' Indemnification.

          (a) Indemnification. Without limiting any existing rights of indemnification or other agreements or policies, from and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director of Parent or the Company, respectively, or any of their subsidiaries (each an "Indemnified Party" and collectively, the "Indemnified Parties") against (i) all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time (and whether asserted or claimed prior to, at or after the Effective Time) that are, in whole or in part, based on or arising out of the fact that such person is or was a director or officer of Parent or the Company or any of their subsidiaries (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities to the extent they are based on or arise out of or pertain to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (x) the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel will be reasonably satisfactory to Parent promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred,
(y) the Surviving Corporation shall cooperate in the defense of any such matter and (z) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Oklahoma or California law, as applicable, and the articles of incorporation, by-laws or similar governing documents must be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; provided, however, that the Surviving Corporation will not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of such Indemnified Party and any other Indemnified Party or Indemnified Parties.

          (b) Insurance. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect policies of directors' and officers' liability insurance maintained by the Company and Parent for the benefit of those persons who are covered by such policies as of the Effective Time on terms no less favorable than the terms of such current insurance coverage; provided, however, that the Surviving Corporation will not be required to expend in any year an amount in excess of 200% of the annual

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aggregate premiums currently paid by Parent or the Company, as the case may be, for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of the board of directors of Parent for a cost not exceeding such amount.

          (c) Successors. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provisions must be made so that the successors and assigns of the Surviving Corporation will assume the obligations set forth in this Section 6.5.

          (d) Survival of Indemnification. To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification as of the date hereof in favor of the employees, agents, directors and officers of Parent or the Company and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in their respective articles of incorporation, by-laws or similar governing documents in effect on the date hereof, or otherwise in effect on the date hereof, will survive the Mergers and will continue in full force and effect for a period of not less than six years from the Effective Time.

          (e) Benefit. The provisions of this Section 6.5 are intended to be for the benefit of, and are enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

          Section 6.6 Disclosure Schedules. On the date hereof, the Company has delivered to Parent a schedule (the "Company Disclosure Schedule"), accompanied by a certificate signed by an executive officer of the Company stating the Company Disclosure Schedule is being delivered pursuant to this Section 6.6 and Parent has delivered to the Company a schedule (the "Parent Disclosure Schedule"), accompanied by a certificate signed by an executive officer of Parent stating the Parent Disclosure Schedule is being delivered pursuant to this Section 6.6. The Company Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules constitute an integral part of this Agreement and modify the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules will be deemed to have been made on and as of the date hereof.

          Section 6.7 Public Announcements. Subject to each party's disclosure obligations imposed by law, (a) the Company and Parent will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby and (b) may not issue any public announcement or statement with respect hereto without the consent of the other party (which consent will not be unreasonably withheld).


          Section 6.8 Employee Benefit Plans. Except as may be required by applicable law and except as provided in Section 2.4 with respect to Company Option Plans and Section 6.9(c) with respect to the Company's Management Incentive Plan (the "MIP"), each Company Benefit Plan in effect on the date hereof (or as amended or established in accordance with or as permitted by this Agreement) shall be maintained in effect with respect to the employees, former employees, directors or former directors of the Company and any of its subsidiaries who are covered by such plans or agreements immediately prior to the Effective Time until Parent determines otherwise on or after the Effective Time, and Parent shall assume as of the Effective Time each Company Benefit Plan maintained by the Company immediately prior to the Effective Time and perform such plan or agreement in the same manner and to the same extent that the Company would be required to perform thereunder; provided, however, that nothing herein contained, other than the provisions of Section 5.1(i), shall limit any reserved right contained in any such Company Benefit Plan to amend, modify, suspend, revoke or terminate any such plan or agreement; provided, further, that Parent or its subsidiaries shall provide to each employee of the Company and any of its subsidiaries (other than Northern Pipeline Construction Co.) who was covered by Company Benefit Plans immediately prior to the Effective Time (i) for a period of no less than one year following the Effective Time, (A) benefits under employee benefit plans intended to qualify under Section 401(a) of the Code (the "Qualified Plans") that are no less favorable in the aggregate than those provided to the employee immediately prior to the Effective Time under Company Benefit Plans that are Qualified Plans, (B) benefits under employee benefit plans that are supplemental retirement benefit and deferred compensation plans which are not Qualified Plans that are no less favorable in the aggregate than those provided to the employee immediately prior to the Effective Time under Company Benefit Plans that are supplemental retirement benefit and deferred compensation plans which are not Qualified Plans, and (C) employer-provided benefits under employee benefit plans that are welfare plans that are no less favorable in the aggregate than those provided to the employee immediately prior to the Effective Time under Company Benefit Plans that are welfare plans, and (ii) thereafter, (A) benefits under Qualified Plans that are no less favorable in the aggregate than those provided from time to time for similarly situated employees of Parent in Oklahoma under Parent's employee benefit plans that are Qualified Plans, (B) benefits under employee benefit plans that are supplemental retirement benefit and deferred compensation plans which are not Qualified Plans that are no less favorable in the aggregate than those provided from time to time for similarly situated employees of Parent in Oklahoma under Parent's employee benefit plans that are supplemental retirement benefit and deferred compensation plans which are not Qualified Plans and (C) employer-provided benefits under employee benefit plans that are welfare plans that are no less favorable in the aggregate than those provided from time to time for similarly situated employees of Parent in Oklahoma under Parent's employee benefit plans that are welfare plans. Without limiting the foregoing, each participant in any Company Benefit Plan who is an employee of the Company or any of its subsidiaries (other than Northern Pipeline Construction Co.) shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits (but specifically excluding for benefit accrual purposes) under any replacement benefit plan of Parent or any of its subsidiaries or affiliates in which such Person becomes a participant for service credited for the corresponding purpose under any such Company Benefit Plan; provided, however, that such crediting of service shall not operate to cause any such plan or agreement to fail to comply with the applicable provisions of the Code and ERISA. No provision contained in this
Section 6.8 shall be deemed to constitute an employment contract between Parent or any of its subsidiaries and any individual, or a waiver of Parent's

or any of its subsidiaries' right to discharge any employee at any time, with or without cause. Notwithstanding the foregoing, Parent acknowledges that participants in the Company's Supplemental Retirement Plan (the "SERP") shall continue to accrue benefits after the Effective Time under terms at least as favorable as the terms of the SERP in effect on the date of this Agreement, taking into account service compensation earned while employed by Parent and its subsidiaries after the Effective Time.

          Section 6.9    Company Stock and Incentive Plans.

          (a) 401(k) Plan. With respect to the Company's 401(k) Savings Plan (the "401(k) Plan"), under which the delivery of Company Common Stock is required upon payment of benefits, (i) Parent shall take such action as may be necessary so that, after the Effective Time, the 401(k) Plan provides for the issuance or purchase in the open market only of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") rather than Company Common Stock, and (ii) Parent shall take all corporate action necessary or appropriate to
(A) obtain shareholder approval with respect to such plan to the extent such approval is required for purposes of the Code or other applicable law, or to the extent Parent deems it desirable, (B) reserve for issuance under such plan or otherwise provide a sufficient number of shares of Parent Common Stock for delivery upon payment of benefits and (C) as soon as practicable after the Effective Time, file registration statements on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the 401(k) Plan to the extent such registration statement is required under applicable law, and Parent shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus contained therein or related thereto) for so long as such benefits remain payable.

          (b) Dividend Reinvestment Plan. The dividend reinvestment plan of the Company shall terminate as of the Effective Time of the First Merger.

          (c) Management Incentive Plan. The Company and Parent shall take all actions to provide that the MIP shall terminate as of the Effective Time, and participants in the MIP immediately prior to the Effective Time shall be paid as soon as practicable after the Effective Time (i) a cash amount equal to a prorated portion of the then current year's award opportunity earned on the basis of performance measures applied to the period ending on the Effective Time, with such proration to be based on the number of days that have elapsed for the performance year up to and including the Effective Time,
(ii) a cash amount equal to any award earned under the MIP but unpaid as of the Effective Time for performance years ended prior to the Effective Time and
(iii) a cash amount equal to 100% of the outstanding performance shares awarded and held under the MIP at the Effective Time in an amount equal to the Merger Consideration per outstanding performance share. Participants in the MIP for the performance year in which the Effective Time occurs will participate in the Parent's annual incentive plan, commencing as of the Effective Time, based on the terms and conditions thereof, except that any award opportunity will be earned on the basis of performance measures applied to the portion of the Parent's fiscal year occurring after the Effective Time and the amount of any such award opportunity earned shall be prorated based on the number of days occurring in the Parent's fiscal year occurring after the Effective Time.


          Section 6.10 Expenses. Subject to Section 8.3, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

          Section 6.11 Advisory Board. Following the Effective Time, the Surviving Corporation shall establish an advisory board of directors consisting of the current members of the Board of Directors of the Company, other than Messrs. Maffie and Biehl, to advise the Surviving Corporation regarding issues of importance to the communities in which the Southwest Division operates, the employees of the Southwest Division and the Arizona Corporations Commission, the California Public Utilities Commission and the Public Utilities Commission of Nevada. The term "Southwest Division" means the operations of the Surviving Corporation in the states of California, Arizona and Nevada.

          Section 6.12 Notification. The Company shall (a) advise Parent of any change or event that has had or, insofar as reasonably can be foreseen, is reasonably likely to result in a Company Material Adverse Effect and (b) promptly provide Parent with copies of all filings made by the Company or any of its subsidiaries with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Parent shall (x) advise Company of any change or event that has had or, insofar as reasonably can be foreseen, is reasonably likely to result in a Parent Material Adverse Effect, and
(y) promptly provide the Company with copies of all filings made by Parent or Merger Sub with any state or federal court, administrative agency, commission or other Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

          Section 6.13 Las Vegas Office. The Surviving Corporation will establish the headquarters of the Southwest Division in Las Vegas, Nevada and intends to maintain such headquarters in Las Vegas, Nevada.

          Section 6.14   Additional Statutory Approvals.  Parent agrees not to
(a) become involved in, without agreeing to be a party to, or (b) agree to be a party to, in either case, any transaction that would make it necessary for Parent or the Company to make any declaration, filing or registration with, or notice to or authorization, consent or approval of, any Governmental Authority in connection with the consummation by Parent, Merger Sub or the Company of the transactions contemplated by this Agreement, other than those set forth in
Section 4.2(c) of the Parent Disclosure Schedule or Section 3.4(c) of the Company Disclosure Schedule (each, an "Additional Statutory Approval").
Parent shall be in breach of this covenant and agreement only if either party terminates this Agreement pursuant to Section 8.1(b) as a result of a transaction contemplated by clause (a) above or the Company terminates this Agreement pursuant to Section 8.1(c) as a result of a transaction contemplated by clause (b) above.

          Section 6.15 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall use its commercially reasonable efforts, taking into account the circumstances and giving due weight to the materiality of the matter involved or the action required, to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and

regulations to consummate and make effective the Mergers and the transactions contemplated by this Agreement.


                                 ARTICLE VII
                                  CONDITIONS

          Section 7.1 Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers is subject to the satisfaction on or prior to the Closing Date of the following conditions, except, to the extent permitted by applicable law, that such conditions may be waived in writing pursuant to Section 9.11 by the joint action of the parties hereto:

          (a) Shareholder Approval. The Company Shareholders' Approval shall have been obtained.

          (b) No Challenge. (i) No temporary restraining order or preliminary or permanent injunction or other order by any federal or state court preventing consummation of either of the Mergers shall have been issued and be continuing in effect, (ii) there shall not be instituted or pending by any Governmental Authority any action or proceeding before any governmental, regulatory or administrative agency or commission of competent jurisdiction seeking any injunction, order, decree, judgment or ruling having the effect set forth in clause (i) above and (iii) the Mergers and the other transactions contemplated hereby shall not have been prohibited under any applicable federal or state law or regulation.

          (c) Statutory Approvals. The Company Required Statutory Approvals (which, for this purpose, shall not include easements, franchises or similar rights), the Parent Required Statutory Approvals shall have been obtained at or prior to the Effective Time of the First Merger, and such approvals shall have become Final Orders (as defined below). A "Final Order" means action by the relevant regulatory authority which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing, other than at the request of the California Public Utilities Commission or the Arizona Corporations Commission, are exhausted (whether or not any appeal is pending).

          (d) Dissenter's Rights. Demands for payment of dissenters' rights by shareholders of the Company with respect to the First Merger shall not equal or exceed five percent of the outstanding shares of Company Common Stock entitled to vote thereon.

          Section 7.2 Conditions to Obligation of Parent to Effect the Mergers. The obligation of Parent and Merger Sub to effect the Mergers is further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by Parent and Merger Sub in writing pursuant to Section 9.11:


          (a) Performance of Obligations of the Company. The Company (or its appropriate subsidiaries) shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time of the First Merger.

          (b) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement are true and correct (i) on and as of the date hereof and (ii) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the date hereof or the Closing Date, which need only be true and correct as of such date or time) except in each of cases (i) and (ii) for such failures of representations or warranties to be true and correct (without regard to any materiality qualifications contained therein) that would not be reasonably likely to result in a Company Material Adverse Effect.

          (c) Closing Certificate. Parent and Merger Sub shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

          (d) Company Required Consents. The Company Required Consents (including, for this purpose, all third party consents or other approvals, whether or not set forth in Section 3.4(b) of the Company Disclosure Schedule), the failure of which to obtain would have a Company Material Adverse Effect, shall have been obtained.

          (e) Trigger of Company Rights. No event that would result in the triggering of any right or entitlement of Company shareholders under the Company Rights Agreement, including a "flip-in" or "flip-over" or similar event commonly described in such rights plans shall have occurred, that, in the reasonable judgment of Parent, would have or would reasonably be expected to result in a Company Material Adverse Effect or materially change the number of outstanding equity securities of the Company, and the Company Rights shall not have become nonredeemable by any action of the Company's Board of Directors.

          (f) Tax Opinion. Parent shall have received from its counsel an opinion to the effect that neither the First Merger nor the Second Merger will be a taxable transaction for federal income tax purposes to either the Company or Parent; provided, however, that the failure of Jones, Day, Reavis & Pogue or other counsel reasonably acceptable to Parent to deliver such an opinion shall not be a condition to Parent's and Merger Sub's obligations to effect the Merger unless the failure to deliver such opinion is the result of a change in, or amendment to, the tax laws (or any regulations thereunder) of the United States or any change in the official interpretation or application of such tax laws or regulations, which change or amendment is announced or becomes effective after the date of this Agreement.

          (g) Regulatory Orders. The Final Orders of the California Public Utilities Commission, the Arizona Corporations Commission, the Public Utilities Commission of Nevada and the FERC (if required) with respect to the


Mergers and the transactions contemplated by this Agreement shall not impose terms or conditions (in addition to existing laws, rules or regulations), which would have, or would reasonably be expected to have a material adverse effect on the business, assets, properties (including intangible properties), condition (financial or otherwise), results of operations, prospects or liabilities of the Southwest Division.

          (h) Additional Statutory Approvals. Any Additional Statutory Approvals shall have been obtained at or prior to the Effective Time, and such approvals shall become Final Orders.

          Section 7.3 Conditions to Obligation of the Company to Effect the Mergers. The obligation of the Company to effect the Mergers is further subject to the satisfaction, on or prior to the Closing Date, of the following conditions, except as may be waived by the Company in writing pursuant to
Section 9.11:

          (a) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub (or its appropriate subsidiaries) shall have performed in all material respects its agreements and covenants contained in or contemplated by this Agreement to be performed by it at or prior to the Effective Time of the First Merger.

          (b) Representations and Warranties. The representations and warranties of Parent and Merger Sub in Sections 4.1, 4.2, 4.6, 4.7 and 4.8 of this Agreement are true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except in each case for such failures of representations and warranties to be true that would not be reasonably likely to result in a Parent Material Adverse Effect.

          (c) Closing Certificate. The Company shall have received a certificate signed by an executive officer of Parent, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Section 7.3(a) and (b) have been satisfied.


                                 ARTICLE VIII
                      TERMINATION, AMENDMENT AND WAIVER

          Section 8.1 Termination. This Agreement may be terminated and the Mergers abandoned at any time prior to the Closing Date, whether before or after approval by the shareholders of the Company contemplated by this
Agreement:

          (a) by mutual written consent of the Boards of Directors of the Company and Parent;

          (b) by any party hereto, by written notice to the other parties, if the Effective Time of the First Merger has not occurred on or before the first anniversary of the date hereof (the "Initial Termination Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)

will not be available to any party that is in material breach of its representations, warranties, covenants or agreements contained herein; and provided, further, that if on the Initial Termination Date (i) the conditions to the Closing set forth in Section 7.1(c) shall not have been fulfilled or
(ii) any Additional Statutory Approval of the type described in
Section 6.14(a) shall not have been obtained and such approval shall not have become a Final Order, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Initial Termination Date will be extended to the date that is 18 months after the date hereof;

          (c)  by the Company, by written notice to Parent, at the earlier of
(i) 60 days after the time at which all other conditions to the Closing have been fulfilled or (ii) the date that is 18 months after the date of this Agreement, if any Additional Statutory Approval of the type described in
Section 6.14(b) shall not have been obtained and such approval shall not have become a Final Order.

          (d) by any party hereto, by written notice to the other parties, if the Company Shareholders' Approval shall not have been obtained at a duly held Company Meeting, including any adjournments thereof;

          (e) by any party hereto, if any state or federal law, order, rule or regulation is adopted or issued that has the effect, as supported by the written opinion of outside counsel for such party, of prohibiting the First Merger or the Second Merger, or by any party hereto if any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the First Merger or the Second Merger, and such order, judgment or decree shall have become final and nonappealable;

          (f) by the Company, by written notice to Parent, (i) if there exist breaches of the representations and warranties of Parent made herein as of the date hereof, which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Parent Material Adverse Effect, and such breaches shall not have been remedied within 30 days after receipt by Parent of notice in writing from the Company, specifying the nature of such breaches and requesting that they be remedied; (ii) if Parent (or its appropriate subsidiaries) shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within 30 days after receipt by Parent of notice in writing from the Company, specifying the nature of such failure and requesting that it be remedied; or (iii) in accordance with
Section 5.2(b); provided, however, that the termination described in this clause (iii) shall not be effective unless and until the Company shall have paid to Parent the fee described in Section 8.3(a) and the Company has entered into a definitive agreement with respect to a Business Combination proposal;

          (g) by Parent, by written notice to the Company, if (i) there exist breaches of the representations and warranties of the Company made herein as of the date hereof which breaches, individually or in the aggregate, would or would be reasonably likely to result in a Company Material Adverse Effect, and such breaches shall not have been remedied within 30 days after receipt by the Company of notice in writing from Parent, specifying the nature of such breaches and requesting that they be remedied; (ii) the Company (or its appropriate subsidiaries) shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder, and such failure to

perform or comply shall not have been remedied within 30 days after receipt by the Company of notice in writing from Parent, specifying the nature of such failure and requesting that it be remedied; or (iii) the Board of Directors of the Company or any committee thereof (A) withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors or such committee of the First Merger or this Agreement, (B) approves or recommends, or proposes publicly to approve or recommend, a Business Combination, (C) causes the Company to enter into a definitive agreement related to any Business Combination or (D) resolves to take any of the actions specified in clause
(A), (B) or (C);

          (h)  by the Company, by written notice to Parent, at the earlier of
(i) 60 days after the time at which all other conditions to the Closing have been fulfilled or (ii) the date that is 18 months after the date of this Agreement, without any liability on the part of either Parent or Merger Sub or their respective officers or directors, if, notwithstanding Parent's compliance with its agreement contained in Section 6.3(c), Parent or Merger Sub is unable to deliver the amount of cash to the Paying Agent required pursuant to Section 2.2(a) as a direct result of the inability of Parent to obtain financing for the transactions contemplated by this Agreement because of the occurrence of significant disruptions in the financial and capital markets that make it impracticable for a company having financial characteristics similar to those of Parent as of the date of this Agreement to finance a transaction of the size and nature of the transactions contemplated by this Agreement; or

          (i) by Parent, by written notice to the Company, if a third party, including a group (as defined under the Exchange Act), acquires securities representing greater than 50% of the voting power of the outstanding voting securities of the Company.

          Section 8.2 Effect of Termination. Subject to Section 9.1 and the proviso of this Section 8.2, in the event of termination of this Agreement by either the Company or Parent pursuant to Section 8.1, there will be no liability on the part of either the Company or Parent or their respective officers or directors hereunder, except that Sections 6.10, 6.14, 8.3, 9.8 and
9.9 and the agreement contained in the last sentence of Section 6.1 will survive the termination; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement.

          Section 8.3    Termination Fee; Expenses.

          (a)  Termination Fee.  If this Agreement is terminated pursuant to
Section 8.1(f)(iii), Section 8.1(g)(iii) or Section 8.1(i), then the Company shall pay to Parent promptly (but not later than five business days after notice is received from Parent) an amount equal to $30 million in cash.

          (b) Expenses. The parties agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.
Notwithstanding anything to the contrary contained in this Section 8.3, if the Company fails to promptly pay to Parent any fee due under this Section 8.3, in addition to any amounts paid or payable pursuant to such Section, the Company, as the defaulting party, shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate

of Bank of America National Trust and Savings Association from the date such fee was required to be paid.


                                  ARTICLE IX
                              GENERAL PROVISIONS

          Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements in this Agreement will not survive the Mergers, except the covenants and agreements contained in this Section 9.1 and in Article II, the last sentence of Section 6.1 and Sections 6.5, 6.8, 6.9, 6.11, 6.13, 9.8 and 9.9, each of which shall survive in accordance with its terms.

          Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered personally, (b) sent by overnight courier service (receipt confirmed in writing), (c) delivered by facsimile transmission (with receipt confirmed) or
(d) five days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to Parent, to:

                    ONEOK, Inc.
                    100 West Fifth Street
                    Tulsa, Oklahoma  74103

                    Attention:   John A. Gaberino, Jr.
                                 Telephone: (918) 588-7000
                                 Telecopy:  (918) 588-7961

               with a copy to:

                    Jones, Day, Reavis & Pogue
                    77 West Wacker
                    Chicago, Illinois  60601

                    Attention:   Robert A. Yolles
                                 Telephone: (312) 782-3939
                                 Telecopy:  (312) 782-8585

               and:

                    Gable & Gotwals
                    100 West Fifth Street
                    Tulsa, Oklahoma  74103

                    Attention:   Donald A. Kihle
                                 Telephone: (918) 585-8141
                                 Telecopy:  (918) 588-7873

          If to Merger Sub, to:

                    Oasis Acquisition Corporation
                    100 West Fifth Street
                    Tulsa, Oklahoma  74103

                    Attention:   Deborah B. Barnes
                                 Telephone: (918) 588-7000
                                 Telecopy:  (918) 588-7961

               with a copy to:

                    Jones, Day, Reavis & Pogue
                    77 West Wacker
                    Chicago, Illinois  60601

                    Attention:   Robert A. Yolles
                                 Telephone: (312) 782-3939
                                 Telecopy:  (312) 782-8585

               and:

                    Gable & Gotwals
                    100 West Fifth Street
                    Tulsa, Oklahoma  74103

                    Attention:   Donald A. Kihle
                                 Telephone: (918) 585-8141
                                 Telecopy:  (918) 588-7873

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               If to the Company, to:

                    Southwest Gas Corporation
                    5241 Spring Mountain Road
                    Las Vegas, Nevada  89102

                    Attention:   George C. Biehl
                                 Telephone: (702) 876-7237
                                 Telecopy:  (702) 364-8597

               with a copy to:

                    O'Melveny & Myers LLP
                    400 South Hope Street
                    Los Angeles, California  90071

                    Attention:   Frances E. Lossing
                                 Telephone: (213) 430-6000
                                 Telecopy:  (213) 430-6407

       Section 9.3 Certain Definitions. For purposes of this Agreement (unless otherwise provided herein), the term:

       (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

       (b) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

       (c) "Person" means an individual, corporation, partnership, limited liability company, association, trust or any unincorporated organization.

       Section 9.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Letter Agreement; (b) may not be assigned by operation of law or otherwise; and (c) shall be governed by and construed in accordance with the laws of the State of Oklahoma applicable to contracts executed in and to be fully performed in such State, without giving effect to its conflicts of law, rules or principles.


       Section 9.5 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit of this Agreement, respectively, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words, "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

       Section 9.6 Counterparts; Effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

       Section 9.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except for
(a) rights of Indemnified Parties as set forth in Section 6.5 and (b) as set forth in Section 6.8, 6.9 and 6.11, nothing in this Agreement, express or implied, is intended to confer upon any persons, any rights or remedies of any nature whatsoever under or by reason of this Agreement.

       Section 9.8 Waiver of Jury Trial and Certain Damages. Each party to this Agreement waives, to the fullest extent permitted by applicable law,
(a) any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement and (b) without limitation to Section 8.3, any right it may have to receive damages from any other party based on any theory of liability for any special indirect, consequential (including lost profits) or punitive damages.

       Section 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties are entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

       Section 9.10 Amendment. This Agreement may be amended by the parties hereto by written agreement executed and delivered by duly authorized officers of the respective parties, at any time before or after the Company Shareholders' Approval has been obtained the Company and prior to the Effective Time of the First Merger, but after such shareholder approval, no such amendment may (a) alter or change the rights or any of the proceedings of the treatment of shares under Article II, or (b) alter or change any of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the rights of holders of Company capital stock, except for alterations or changes that could otherwise be adopted by the Board of Directors of the Company, without the further approval of such shareholders.

       Section 9.11 Waiver. At any time prior to the Effective Time of the First Merger, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties

contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable law. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights hereunder or otherwise shall not constitute a waiver of such rights.

       Section 9.12 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provision and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this agreement impossible to perform, in which case this Agreement shall be terminated pursuant to
Article VIII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took any action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under
Section 6.3(a) or (b) or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

       Section 9.13 Further Assurances. Each party will execute such further documents and instruments and take such further actions as may reasonably be requested by any other party in order to consummate the Mergers in accordance with the terms hereof.


                           [signature page follows]


       IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                   ONEOK, INC.



                                   By:  /s/ Larry W. Brummett
                                        ----------------------------------
                                        Name:   Larry W. Brummett
                                        Title:  Chairman and CEO


                                   By:  /s/ Deborah B. Barnes
                                        ----------------------------------
                                        Name:   Deborah B. Barnes
                                        Title:  Secretary


                                   OASIS ACQUISITION CORPORATION



                                   By:  /s/ Larry W. Brummett
                                        ----------------------------------
                                        Name:   Larry W. Brummett
                                        Title:  Chairman and CEO


                                   By:  /s/ Deborah B. Barnes
                                        ----------------------------------
                                        Name:   Deborah B. Barnes
                                        Title:  Secretary


                                   SOUTHWEST GAS CORPORATION



                                   By:  /s/ Michael O. Maffie
                                        ----------------------------------
                                        Name:   Michael O. Maffie
                                        Title:  President and CEO


                                   By:  /s/ George C. Biehl
                                        ----------------------------------
                                        Name:   George C. Biehl
                                        Title:  Secretary

